Exhibit 99.1

HAMPTON ROADS BANKSHARES, INC.

SUBSCRIPTION AGREEMENT

Subject to the terms of the rights offering described in the Prospectus dated                          , 2006 of Hampton Roads Bankshares, Inc., a Virginia corporation (the “Company”), I hereby subscribe for the number of shares of common stock of the Company set forth below for a purchase price of $                     per share. Enclosed with this Subscription Agreement is my check or money order made payable to “Hampton Roads Bankshares, Inc.” evidencing $                     for each share subscribed for, which funds are to be held in escrow as described in the Company’s Prospectus.

I understand that this subscription agreement and full payment for shares of common stock subscribed for by me must be received by the Company prior to 5:00 p.m. eastern time on                          , 2006, or I will forfeit my right to purchase shares in the rights offering.

I understand that my subscription is conditioned upon acceptance by the Company. I further understand that the Company, in its sole discretion, may reject my subscription in whole or in part and may allot to me fewer shares than I have subscribed for. In the event that the subscription offering is terminated, funds paid under this Subscription Agreement will be returned to me with no interest earned.

I certify that I have read the Prospectus and that I am relying on no representations other than those set forth in the Prospectus. I understand that, when this Subscription Agreement is executed and delivered, it is irrevocable and binding upon me. I further understand and agree that my right to purchase shares hereunder may not be assigned or transferred to any third party without the express written consent of the Company.

I HAVE READ AND UNDERSTAND THIS SUBSCRIPTION AGREEMENT.

Signature*	Additional Signature (if required)

Date

*If joint tenancy, tenancy-by-the-entirety or tenants in common is desired, both names and signatures are required; if a corporation, this Agreement must be executed by its president; if a trust, by all trustees; if a partnership, by any general partner.

Please complete the reverse side.

Accepted by:
HAMPTON ROADS BANKSHARES, INC.

By
Name:	Date
Title:

HAMPTON ROADS BANKSHARES, INC.

STOCK REGISTRATION FORM

PLEASE PRINT

Number of Shares Subscribed:

Aggregate Price Included ($                     per share):

Name(s) in which stock is to be registered

Address (Street or P. O. Box)

City, State and Zip Code

( )	( )
Daytime Phone	Evening Phone

Taxpayer I.D. (Social Security No.)	Email Address

Legal form of ownership:

☐ Individual	☐ Joint Tenants with Right of Survivorship
☐ Tenants in Common	☐ Uniform Transfers to Minors
☐ Tenancy-by-the-entirety	☐ Other:

Complete all blanks on this Subscription Agreement, make checks payable to “Hampton Roads Bankshares, Inc.” and mail or deliver this Subscription Agreement and check to:

Tiffany K. Glenn

Senior Vice President, Marketing Officer and Secretary

Hampton Roads Bankshares, Inc.

999 Waterside Drive, 2nd Floor

Norfolk, Virginia 23510

Any questions concerning subscriptions or the rights offering may be directed to the above address or to Ms. Glenn at (757) 217-1000.